EXHIBIT 2.4 - Form 8-K dated November 12, 1997

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                     FORM 8-K



                                  CURRENT REPORT
   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                      Date of Report:  November 12, 1997




                       ELECTRONIC SYSTEMS TECHNOLOGY INC.
                           (A Washington Corporation)

                          Commission File no. 2-92949-S
                   IRS Employer Identification no. 91-1238077

                               415 N. Quay St. #4
                              Kennewick  WA  99336
                   (Address of principal executive offices)


       Registrant's telephone number, including area code:(509) 735-9092




























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ITEM 5.  OTHER EVENTS

On November 12, 1997, corresponding with Company's attendance of Allen-Bradley Automation Fair 1997 in Nashville, Tennessee, the Company issued press releases regarding the introduction of the Company's newest product, the ESTeem 192V, and announcement of the use of the Company's products in a project with the Klickitat County Public Utility District. These press releases are incorporated by reference and are attached hereto as Exhibit 99.9 and Exhibit 99.10, respectively.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS, AND EXHIBITS.

Exhibit 99.9   -  Press release issued November 12, 1997.
Exhibit 99.10 -  Press release issued November 12, 1997.

                                    SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.


    /s/   T.L. KIRCHNER

By: T.L. Kirchner
President
Date: November 25, 1997

EXHIBIT 99.9 - PRESS RELEASE ISSUED NOVEMBER 12, 1997

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY
415 N. QUAY STREET
KENNEWICK, WA 99336
509-735-9092 (O)
509-783-5475 (FAX)

        WIRELESS RADIO LAN GOES FASTER, ADDS INFRARED AND PHONE INTERFACES

Allen-Bradley Fair 97, Nashville, TN --- November 12, 1997 --- Electronic Systems Technology Inc. (EST) (OTC: ELST), a manufacturer of wireless communications hardware, announced the release of the ESTeem (TM) Model 192V, the newest and fastest member of its growing wireless-data communications products for commercial and military applications. The new ESTeem boasts a radio frequency (RF) data rate twice as fast as current technology, while adding infrared and phone interfaces to the radio area network (RAN).
The standard infrared communications port will allow the user to perform local programming and diagnostic functions for the radio network without interruption of communications over the RAN. The optional phone port in the ESTeem allows a communications gateway over existing phone lines providing remote data access to and from the RAN world wide. The Model 192V has over 100 software programmable features, including internal
Allen-Bradley (R) DF1 protocol drivers for direct interfacing to PLC-5, 2, and SLC family of controllers. The model 192V offers over 50 software selectable channels at a data rate of 19,200 bps, 1 watt RF output in the FCC licensed frequencies of 72 to 75 MHz. The narrow band packet burst transceiver allows networking of 253 devices in high EMF environments on a single frequency using the industry standard RS-232, RS-422, or RS-485 asynchronous, full duplex interfaces. The ESTeem's internal digi-repeating capability allows routing data through a maximum of three ESTeems to extend the typical line-of-sight range of 5 miles to approximately 20 miles.
The 12 VDC powered device can be operated from battery or solar panels in addition to 90-250 VAC, 50/60 Hz with its external power supply for world applications.

Electronic Systems Technology, a publicly held corporation since 1984, was the first company to develop the wireless modem and receive the United States and Canadian patents for this technology.

Contact EST Marketing for more details.

                             www.esteem.com

EXHIBIT 99.10 - PRESS RELEASE ISSUED NOVEMBER 12, 1997

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY
415 N. QUAY STREET
KENNEWICK, WA 99336
509-735-9092 (O)
509-783-5475 (FAX)

               WASHINGTON POWER UTILITY DISTRICT GOES WIRELESS

Allen-Bradley Fair 97, Nashville, TN --- November 12, 1997 --- Electronic Systems Technology Inc. (EST) (OTC: ELST), a manufacturer of wireless communications hardware, announced today that its latest technology product, the ESTeem (TM) Model 192C wireless modem, was selected by Programmable Control Services (PCS), an Allen-Bradley (R) authorized systems integrator, to provide the wireless network for the Klickitat County Public Utility District (PUD) located in south central Washington.

Klickitat County PUD, a municipal subdivision of the State of Washington, providing electricity, water, and sewer to more than eleven thousand residents, awarded a contract to PCS to install a state-of-the-art Supervisory Control and Data Acquisition (SCADA) system to monitor loads and resources on a real-time basis to allow more cost effective purchasing decisions for electric power. A secondary benefit of the systems is to remotely monitor and operate fourteen substations and point of delivery centers from a central location. The SCADA system upgrade is to make Klickitat County PUD more cost competitive after the deregulation of the power utility market starting January 1, 1998.

The ESTeem Model 192C will provide a wireless network covering 1,880 square miles for the SCADA system, will be the first of its kind in Washington state.

Electronic Systems Technology, a publicly held corporation since 1984, was the first company to develop the wireless modem and receive the United States and Canadian patents for this technology.

Electronic Systems Technology is an authorized Allen-Bradley Encompass Program hardware provider for wireless communications networks.

Contact EST Marketing for more details.

                               www.esteem.com